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                                                                    Exhibit 99.1

Analyst Contact:
Jordan Goldstein
(650) 696-2933                                         8:00 am Eastern


                         Gymboree Reports April Sales,
                       Credit and Financing Arrangements

Burlingame, CA, May 4, 2000. The Gymboree Corporation (Nasdaq: GYMB) reported sales for the four-week period ended April 29, 2000, of $43.5 million, an increase of 23% from sales of $35.4 million for the same period last year. Comparable store sales for the four week period increased 19% compared to the same period last year, driven largely by the pre-Easter promotional event held in the second half of the month.

Net sales for the first fiscal quarter ended April 29, 2000, were $100.6 million, a decrease of 20% from sales of $125.7 million for the same period last year. Comparable store sales for the thirteen-week period decreased 24%.

Gymboree also announced that it has extended its credit facility to July 31, 2000. The company expects to replace its current credit facility with a new three-year, $60 million secured facility. The new credit facility is subject to the bank's final approval and execution of definitive agreements.

In addition, Gymboree announced that it has entered into an agreement to sell approximately 2.5 million common shares to a group of investors which includes Stuart Moldaw, the company's Chairman and Chief Executive Officer, for a purchase price of $2.97 per share. The shares will be restricted from sale for six months from the issue date. The company expects to close this sale within the next two weeks. The company is considering raising additional funds to cushion the second quarter if necessary.

"We are raising capital at this time to ensure that we have the resources needed to drive positive comp sales and profitability in the third and fourth quarters. Specific steps include re-introducing our classic outfit orientation and rebuilding our inventory, which is approximately 30% below year-ago levels," said Mr. Moldaw. "Because we are an integrated retailer, it is not possible to alter our inventory significantly, either in terms of amount or content, until the third-quarter deliveries. We believe we will see a turn in our business beginning in the third quarter."

"We took high markdowns in April to maximize cash return on our inventory during the high-traffic shopping period before Easter. This sale event, combined with the comp store losses of February and March, indicates that our first quarter results will fall in a range between a loss of $(0.56) and a loss of $(0.59).
We believe cash on hand at the end of the quarter totals

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approximately $25 million," said Mr. Moldaw. "The anticipated results for the second quarter of this year could be in a similar range, adjusted for the shares outstanding," he added.

The Gymboree Corporation designs, manufactures and retails unique, high-quality apparel and accessories for children. As of April 29, Gymboree operated 605 stores, including 554 stores in the United States, 20 stores in Canada and 31 in Europe, as well as an online store at www.gymboree.com. The company also offers directed parent-child developmental play programs at more than 420 franchised and company-operated centers in the United States and 14 other countries.

   The foregoing sales figures for April are unaudited and subject to quarter-end adjustment and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws which reflect our current view of future events and financial performance, including statements about executing a new three-year, $60 million credit agreement, issuing new equity shares, raising additional funds, returning to our outfit orientation, customer acceptance of future merchandise deliveries, future comparable store sales performance and anticipated quarterly earnings. Actual results could differ materially as a result of a number of factors, including bank approval of the new credit line and execution of the final agreements, the market price of our stock, our success in issuing shares, our success in turning our business in the third quarter, our ability to achieve positive comp store sales, our success in delivering appropriate merchandise inventory levels, general economic conditions, competitive market conditions, and consumer acceptance of our products. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

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